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                                                                    Exhibit 99.1



                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]



The Board of Directors
Accord Networks Ltd.
9040 Roswell Road, Suite 450
Atlanta, Georgia 30350

Members of the Board:

CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Accord Networks Ltd. ("Accord") as Annex C to, and to the reference thereto under the captions "SUMMARY - Opinion of Accord's Financial Advisor" and "THE MERGER - Opinion of Accord's Financial Advisor" in, the Proxy Statement/Prospectus of Accord and Polycom, Inc. ("Polycom") relating to the proposed merger transaction involving Accord and Polycom. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                   By:  /s/ CIBC World Markets Corp.
                                        -------------------------------
                                        CIBC WORLD MARKETS CORP.



New York, New York
December 19, 2000